UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KINGOLD JEWELRY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2014

Dear Stockholder:

You are invited to attend Kingold’s Annual Meeting of Stockholders on Thursday, June 16, 2014, at 10:00 AM, local time, at the Marco Polo Wuhan, 159 Yanjiang Avenue, Jiang’an, Wuhan, China. Registration will begin at 9:00 AM, local time.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

Zhihong Jia
Chairman of the Board of Directors
and Chief Executive Officer

KINGOLD JEWELRY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2014

April 30, 2014

TO THE STOCKHOLDERS OF KINGOLD JEWELRY, INC.:

You are cordially invited to attend the annual meeting of stockholders of Kingold Jewelry, Inc., a Delaware corporation (“we,” “us” or “Kingold”), to be held on June 16, 2014 at 10:00 AM, local time, at the Marco Polo Wuhan, 159 Yanjiang Avenue, Jiang’an, Wuhan, China. At this year’s annual meeting, we are asking stockholders to:

1.	Elect five directors named in the attached Proxy Statement to serve for one-year terms to expire at the 2015 annual meeting of stockholders or until their respective successors are duly elected and qualified;
2.	Ratify the appointment of Friedman LLP as the independent registered public accounting firm of Kingold for the fiscal year ending December 31, 2014;
3.	Consider and approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;
4.	Consider and act upon an advisory (non-binding) vote on the frequency at which Kingold should include an advisory vote regarding the compensation of our named executive officers in its future proxy statements for stockholder consideration; and
5.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This notice of meeting, Proxy Statement, proxy card and copy of the Annual Report to Stockholders for the year ended December 31, 2013, are being distributed on or about April 30, 2014. The foregoing items of business are more fully described in the attached Proxy Statement. Stockholders of record at the close of business on April 23, 2014, the record date, are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Zhihong Jia
Chairman of the Board and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 16, 2014
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available on the internet at: http://www.shareholdermaterial.com/kingold

KINGOLD JEWELRY, INC.

15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and accompanying proxy was first mailed to stockholders on or about April 30, 2014, in connection with the solicitation of proxies by the Board of Directors (“Board”) of Kingold Jewelry, Inc., a Delaware corporation (“we,” “us” or “Kingold”), for use at the annual meeting of stockholders to be held on Thursday, June 16, 2014, at 10:00 AM, local time, at the Marco Polo Wuhan, 159 Yanjiang Avenue, Jiang’an, Wuhan, China, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). Our telephone number at our principal executive offices is +86 27 65694977.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on April 23, 2014, which date is referred to herein as the record date, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 65,953,462 shares of our common stock were issued and outstanding and held of record by approximately 82 stockholders of record.

A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Huebi Province, PRC 430023 for at least ten days prior to the annual meeting. The list will also be available for inspection at the annual meeting.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail. If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your bank, broker or other nominee.

In order to ensure that your vote is counted, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in line with the Board’s recommendations for Proposal Nos. 1 through 4.

You may revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to our Secretary at our principal executive offices.

IMPORTANT:  All stockholders are cordially invited to attend the annual meeting in person. To assure your representation at the annual meeting, you are urged to vote your shares by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the annual meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the annual meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by signing and returning the accompanying proxy card.

Attendance at the Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares of common stock in “street name” and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on the record date; however, those who hold shares in

“street name” cannot vote their shares at the meeting. If your shares are held in “street name” in a brokerage account by a bank, broker or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the Annual Meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in their discretion. As of the date of this Proxy Statement, we are not aware of any other matter that might be presented at the Annual Meeting.

Each share of common stock outstanding on the record date is entitled to one vote. The holders of a majority of the shares of our common stock entitled to vote at the meeting as of the record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. If, however, a quorum is not present or represented, the chairman of the meeting or the holders of a majority of the shares of common stock present, either in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Assuming a quorum is present, the election of directors shall be determined by a plurality of the votes cast, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter; however, for Proposal No. 4, the advisory (non-binding) proposal regarding the frequency of the vote on executive compensation, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (shares held by a bank, broker or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be counted by us as present at the Annual Meeting. Abstentions and broker non-votes, however, do not technically constitute a “vote cast” (affirmatively or negatively) on any matter and thus will be disregarded in the calculation of votes cast and whether stockholder approval of the matter has been obtained. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted as present at the Annual Meeting in determining the presence of a quorum.

Under the NASDAQ rules regulating banks, brokers or other nominees and under applicable rules of the U.S. Securities and Exchange Commission, or the Commission, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the meeting date may only vote the customer’s shares in discretion of the bank, broker or other nominee on proposals regarding “routine” matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. Accordingly, without your specific instructions, your bank, broker, or other nominee may only vote your shares with respect to Proposal No. 2 (the ratification of the appointment of Friedman LLP as our independent registered public accounting firm for fiscal 2014).

The cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

MATTERS TO BE CONSIDERED AT
THE ANNUAL MEETING

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

General

Our amended and restated bylaws provide that our Board shall be fixed from time to time by the stockholders or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors. Our Board currently consists of five directors, each serving a one-year term. The existing directors are Messrs. Zhihong Jia, Bin Zhao, H. David Sherman, Hai Xiao Xu and Bin Nan Zhang. At the Annual Meeting, the stockholders will vote on the reelection of three of the five existing directors as well as the election of two new directors, each to serve until our 2015 annual meeting of stockholders, or until his successor is elected and qualified. All directors will hold office until our next annual meeting of stockholders, at which time stockholders will vote on the election and qualification of their successors.

All shares duly voted will be voted for the election of directors as specified by the shareholders. No proxy may be voted for more people than the number of nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below, three of whom are presently directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. There are no family relationships among any of our directors or executive officers. Stockholders do not have cumulative voting rights in the election of directors.

The following paragraphs set forth information regarding the current ages, positions, and business experience of the nominees.

Nominees for Directors

ZHIHONG JIA

Director Since: 2009      Age: 52

Mr. Jia has served as our chief executive officer and chairman of our Board since the consummation of our December 2009 reverse acquisition transaction. Mr. Jia also co-founded Wuhan Kingold, our contractually controlled affiliate and has served as its chief executive officer and chairman since its establishment in 2002. Mr. Jia has also served vice president of the Gems and Jewelry Trade Association of China since November 2005. Mr. Jia served in the rear supply service department of the People’s Liberation Army in Guangzhou and Wuhan, and was responsible for managing gold mines owned by the Army. Mr. Jia graduated from Wuhan University in 2004 with a graduate EMBA certificate.

Mr. Jia brings extensive operational and industry experience to our company. Furthermore, Mr. Jia’s committed service as our chairman and chief executive officer, along with his knowledge of and deep genuine interest in our company and industry led the Board to conclude that he should be nominated to serve another term as a director.

H. DAVID SHERMAN*

Director Since: 2011      Age: 66

Mr. Sherman has served as one of our directors since February 1, 2011. Mr. Sherman has served as chairman of the audit committee and a member of the compensation and nominating committees of our Board since February 2011. Mr. Sherman is a U.S. Certified Public Accountant. From January 2010 to March 2012, he served as a director and chair of the audit committee of China HGS Real Estate Inc., a Nasdaq listed company that engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties in mainland China. In February 2012, Mr. Sherman was appointed to the board of directors of AgFeed Industries, Inc. (FEED) where he serves as chairman of the audit and chaired the compensation committees. AgFeed Industries, Inc. is engaged in the animal nutrition business and commercial hog production business in the United States and China. Since 1985, Mr. Sherman is a Professor of Accounting at Northeastern University D’Amore McKim School of Business. From 2007 through 2008, Mr. Sherman was a director and chair of audit committee of China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. From 1980 through 1985, Mr. Sherman was on the faculty of the MIT Sloan School of Management, and was Adjunct Professor of INSEAD (France) from 1999 – 2002 and Adjunct Professor of Tufts Medical School, Department of Public Health from 1997 – 2006. He also served as an Academic Fellow at the Securities and Exchange Commission from 2004 through 2005. Mr. Sherman received his Doctorate and MBA from Harvard Business School, and a Bachelor of Arts degree in Economics from Brandeis University.

Mr. Sherman’s financial and accounting expertise, including his qualifications as an audit committee financial expert, as well as his performance as one of our independent directors led the Board to conclude that he should be nominated to serve another term as a director.

BIN NAN ZHANG*

Director Since: 2009      Age: 41

Mr. Zhang has served as one of our directors since December 2009. Mr. Zhang has also served as an independent director of Wuhan Kingold, our contractually controlled affiliate, since 2008. Since 2008 he has been the vice president and secretary general of China Gold Association. Since 2004 he has also been the director of Beijing Gold Economic Research Center, and the chief director of China Gold Newspaper. He graduated in 2008 from the Graduate University of Chinese Academy of Science with a master’s degree in Business Administration.

Mr. Zhang’s industry expertise and experience as one of our independent directors led the Board to conclude that he should be nominated to serve another term as a director.

JUN WANG

Age: 40

Mr. Wang has worked at Wuhan Kingold since 2003 as a gold investment analyst, and has successively served as the manager of the purchase department, the manager of the investment department, the assistant general manager and as the vice general manager of Wuhan Kingold. Effective as of May 1, 2014, Mr. Wang will serve as general manager of Wuhan Kingold. From 2000 to 2002, Mr. Wang worked at Hubei Mailyard Group Company and led its network information management and website development. From 1997 to 2000, Mr. Wang worked at MODISH C'BONS Cosmetics Company and led its network information management and logistics management. Mr. Wang graduated with a Bachelors Degree from the Computer Engineering Department of Central China Normal University in 1997 where he majored in software development and application.

Mr. Wang possesses 11 years of working experience both within the gold jewelry industry and at Wuhan Kingold. Mr. Wang’s experience and involvement with the company, as well as his deep understanding of the gold jewelry industry and abundant experience in the management of industrial production technology and business management, led the Board to conclude that he should be nominated to serve as a director.

GUANG CHEN*

Age: 35

Mr. Chen has worked at China Merchants Securities Co., Ltd. Investment Bank since 2007. Mr. Chen has extensive banking experience as well as experience with public companies and in capital markets within China. From 2007 to 2009, Mr. Chen worked in the Supervision Department of the China Securities Regulatory Commission. From 2006 to 2007, Mr. Chen worked in the Supervision Department of the Tianjin Securities Regulatory Bureau. Mr. Chen graduated from the Xian University of Architecture and Technology in 2007, from which he earned a Bachelors Degree in Accounting and a Masters of Business Administration. Mr. Chen also holds a postgraduate Master’s Degree in Economics from Nankai University, from which he graduated in 2007.

Mr. Chen’s extensive banking and public company experience led the board to conclude that he should be nominated to serve as a director.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

* Indicates Independent Director/Nominee

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present.

Recommendation of Our Board

Our Board recommends that Kingold stockholders vote FOR the election of the nominees listed above.

CORPORATE GOVERNANCE

Director Independence

In accordance with the current listing standards of The NASDAQ Stock Market, our Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. Our Board has determined that three of our current directors, Messrs. Sherman, Xu and Zhang and three of our director nominees, Messrs. Chen, Sherman and Zhang, are “independent directors” as defined under the NASDAQ Rules, constituting a majority of independent directors of our Board as required by the corporate governance rules of NASDAQ. In making these determinations, our Board has concluded that none of those members has an employment, business, family or other relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Corporate Governance

In accordance with our Bylaws, our Board elects our officers, including a President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and such other officers as our Board may appoint from time to time. In addition, our Board may appoint a Chairman of the Board. Mr. Jia has served as our Chairman and Chief Executive Officer since the consummation of our December 2009 reverse acquisition transaction, overseeing our day-to-day operations while also leading our Board. The Board believes that the current model is effective for our continued growth in that the combined position of Chief Executive Officer and Chairman maximizes strategic advantages and Mr. Jia’s industry expertise. Mr. Jia, given his extensive knowledge of China’s gold jewelry industry, coupled with the fact that he has overseen our operations since inception, is the director most familiar with our business and industry, and is best positioned to set and execute strategic priorities. Mr. Jia provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Mr. Jia’s leadership, driven by his deep business and industry expertise, enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability. The Board has not named a lead independent director.

The Chairman may preside at meetings of our Board. In his absence, any other director or any member of any committee designated by the Board may chair a meeting of the Board or such committee. A director is not required to hold any shares in us by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

The Company’s corporate governance serves to ensure that members of the Board are independent from management and that the Board adequately performs its function to ensure that the interests of the Board and management are in alignment with the interests of the stockholders. The Board has adopted Corporate Governance Guidelines to promote effective governance of the Company. The Corporate Governance Guidelines are available on our website at www.kingoldjewelry.com under “Investors — Corporate Governance Guidelines.”

On an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire. Within this questionnaire are requirements for disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material conflict of interest.

The Company maintains an insider trading policy that provides that the Company’s personnel may not buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information and that restricts trading in Company securities for a limited group of Company employees (including executive officers and directors) to defined window periods that follow our quarterly earnings releases. The policy is available on our website at www.kingoldjewelry.com under “Investors — Insider Policy.”

Board’s Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of risks that the company faces, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management, and is tasked with assuring that the long-term interests of our stockholders are being served. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top,” and full and open communication between management and our Board, are essential for effective risk management and oversight. Our Chairman meets regularly with other senior officers to discuss strategy and the risks we face. Senior management is available to address any questions or concerns raised by our Board on risk management-related and any other matters. Our Chairman holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for us.

While our Board is ultimately responsible for risk oversight at our company, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as further set forth below. Our Board committees report to our Board on significant risks and other matters.

Executive Sessions

The independent members of our Board meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year, after a regularly scheduled Board meeting, and at any other time requested by any independent director. The chairman of our Nominating Committee is responsible for calling and presiding over executive sessions or, if such person is absent, by the independent director present who has the most seniority on our Board.

Committees and Meeting Attendance

Our Board held two meetings and acted two times by unanimous written consent in connection with matters related to the fiscal year ended December 31, 2013. Our Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee held two meetings and acted one time by unanimous written consent during the fiscal year ended December 31, 2013. The Compensation Committee held no meetings and acted three times by unanimous written consent during the fiscal year ended December 31, 2013. The Nominating Committee held no meetings and acted one time by unanimous written consent during the fiscal year ended December 31, 2013.

During 2013, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). Our Bylaws provide that the Chairman of our Board shall preside at all meetings of our stockholders. Each director is expected to make reasonable efforts to attend Board meetings, meetings of committees of which such director is a member and the Annual Meetings of Stockholders. All five of our then sitting directors participated in the 2013 Annual Meetings of Stockholders (four in person and one by teleconference phone).

Committee Composition

The following table sets forth the current membership of our Audit Committee, Compensation Committee and Nominating Committee. Each committee conducts its business pursuant to a written charter approved by our Board, copies of which are available on our website at www.kingoldjewelry.com under “Investors —  Committee Charters.”

Audit Committee	Compensation Committee	Nominating Committee
H. David Sherman* Hai Xiao Xu Bin Nan Zhang	Bin Nan Zhang* Hai Xiao Xu H. David Sherman	H. David Sherman* Hai Xiao Xu Bin Nan Zhang

*	Chairman of the committee.

Audit Committee.  Messrs. Sherman, Xu and Zhang currently serve on the Audit Committee, which is chaired by Mr. Sherman. Our Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors serving on our Audit Committee must meet two basic criteria set forth in the rules promulgated by the Commission. First, Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from us or any affiliate of us, other than in the member’s capacity as a member of our Board and any Board committee. Second, a member of our Audit Committee may not be an affiliated person of us or any subsidiary of us, apart from his or her capacity as a member of our Board and any Board committee. Our Board has determined that each member of our Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. Our Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board has designated Mr. Sherman as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with The NASDAQ Stock Market requirements, discusses policies with respect to risk assessment and risk management. Our Audit Committee’s primary duties and responsibilities include:

•	reviewing the financial reports provided by us to the Commission, our shareholders or to the general public;
•	reviewing our internal financial and accounting controls;
•	recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;
•	overseeing the appointment, compensation and evaluation of the qualifications and independence of our independent auditors;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing the adequacy of our internal controls and procedures to promote compliance with accounting standards and applicable laws and regulations;
•	engaging advisors as necessary; and
•	determining the funding from us that is necessary or appropriate to carry out the audit committee’s duties.

Compensation Committee.  Messrs. Sherman, Xu and Zhang currently serve on the Compensation Committee, which is currently chaired by Mr. Zhang. Each member of the Compensation Committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the listing standards of The NASDAQ Stock Market, a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal

Revenue Code of 1986, as amended. Our Compensation Committee also administers our stock option incentive plan, and assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Compensation Committee’s responsibilities include:

•	considering and authorizing the compensation philosophy for our personnel;
•	monitoring and evaluating matters relating to our compensation and benefits structure;
•	reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation;
•	evaluating the chief executive officer’s and other executive officers’ performance in light of corporate goals and objectives and determining and approving the chief executive officer’s and other executive officers’ compensation based on such evaluation;
•	reviewing and approving all compensation for all our nonemployee directors and other employees of ours and our subsidiaries with a base salary greater than or equal to $100,000;
•	reviewing the terms of our incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;
•	reviewing and approving executive officer and director indemnification and insurance matters;
•	reviewing and discussing the compensation discussion and analysis section proposed for inclusion in our annual report on Form 10-K and annual proxy statement with management and recommending to the Board whether such section should be so included;
•	preparing and approving the Compensation Committee’s report to be included as part of our annual proxy statement;
•	evaluating its own performance on an annual basis and reporting on such performance to the Board;
•	reviewing and reassessing the Compensation Committee charter and submitting any recommended changes to the Board for its consideration; and
•	having such other powers and functions as may be assigned to it by the Board from time to time.

For more information regarding our compensation programs and processes, see the discussion below under the heading “Compensation Discussion and Analysis.”

Nominating Committee.  Messrs. Sherman, Xu and Zhang currently serve on the Nominating Committee, which is chaired by Mr. Sherman. Each member of the Nominating Committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the listing standards of The NASDAQ Stock Market.

Our Nominating Committee makes recommendations to our Board regarding the nomination of candidates to stand for election as members of our Board, evaluates our Board’s performance, and provides oversight of corporate governance and ethical standards. Our Nominating Committee has the responsibility to oversee the Company’s Corporate Governance Guidelines and propose changes to such guidelines from time to time as may be appropriate. Our Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. For more information regarding our director nomination processes, see the discussion below under the heading “Director Nominations.”

Compensation Committee Interlocks and Insider Participation

Messrs. Sherman, Xu and Zhang currently serve on the Compensation Committee, which is currently chaired by Mr. Zhang. No member of the Compensation Committee is or has been one of our executive officers, and no member of the Compensation Committee had any relationships requiring disclosure by us under the Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as one of our directors or member of the Compensation Committee during 2013.

Director Nominations

As noted above, the Board has determined that each member of the Nominating Committee (referred to in this section as the “Committee”) is independent as defined under the rules of the Commission and within the meaning of such term as defined under the listing standards of The NASDAQ Stock Market.

The Committee’s process for considering all candidates for election as directors, including stockholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the stockholders.

In identifying candidates for membership on the Board, the Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business. The Committee seeks directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. The Committee also seeks directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. We believe that all of our directors meet the foregoing qualifications. While we do not have a formal policy with respect to diversity, as a company, we are committed to creating and sustaining a culture of inclusion and fairness.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board and possesses the relevant qualifications, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Committee will consider director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board can do so by writing to the Nominating Committee, c/o Mr. H. David Sherman, Kingold Jewelry, Inc., 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC 430023. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The most recent version is available on the Investor Relations section of our website at www.kingoldjewelry.com. The information contained on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by applicable law.

Communications by Stockholders with Directors

The Chairman of our Board may receive and distribute to our Board, and arrange for responses to, communications from stockholders. Stockholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

c/o Corporate Secretary
Kingold Jewelry, Inc.
15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023
Email Address: binliu888@gmail.com

Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to the Chairman and the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communications, as determined by the Corporate Secretary. Our Board or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Corporate Secretary relays all communications to directors absent safety or security issues.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Board has appointed the firm of Friedman LLP, or Friedman, as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2014, and recommends that stockholders vote for ratification of this appointment.

Stockholder ratification of the appointment of Friedman as our independent registered public accounting firm is not required by our Bylaws or otherwise; however, our Board is submitting the appointment of Friedman to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our Audit Committee and our Board will reconsider whether or not to retain Friedman. Even if the appointment is ratified, our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of us and our stockholders. Representatives of Friedman are not expected to be present at the Annual Meeting, but we expect that they will participate telephonically, they will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.

The table set forth below lists the fees billed to the Company by Friedman for audit services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Friedman during these periods.

Description	2013	2012
Audit fees(1)	$275,000	$260,000
Audit related fees	—	—
Tax fees(2)	$30,000	$19,758
All other fees	—	—
Total	$305,000	$279,758

(1)	Comprised of the audit of our annual financial statements and reviews of our quarterly financial statements and registration statements.
(2)	Comprised of services for tax compliance.

Vote Required

Approval of this proposal shall be determined by a majority of the votes cast affirmatively or negatively on the matter, assuming a quorum is present.

Recommendation of Our Board

Our Board recommends that the stockholders vote FOR the ratification of the appointment of Friedman as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets the names, positions and ages of our current executive officers and directors. Our directors serve until the annual meeting of shareholders or until their successors are elected and qualified. Our officers are elected by the Board and their terms of office are, except to the extent governed by an employment contract, at the discretion of the Board.

Name	Age	Position
Zhihong Jia	52	Chief Executive Officer and Chairman of the Board
Bin Liu	43	Chief Financial Officer and Secretary
Bin Zhao*	45	General Manager and Director
H. David Sherman	66	Independent Director
Jun Wang*	40	General Manager and Director Nominee
Hai Xiao Xu	41	Independent Director
Bin Nan Zhang	41	Independent Director

*	Mr. Zhao will be replaced by Mr Wang as General Manager effective May 1, 2014.

For biographical summaries of Zhihong Jia, Bin Nan Zhang, H. David Sherman and Jun Wang, please see the section above entitled “Proposal No. 1: Election of Directors — Nominees for Directors.”

BIN LIU, Chief Financial Officer and Secretary

Mr. Liu has served as our chief financial officer since April 2010. Mr. Liu has more than 17 years of experience in the financial markets and in bridging business between the US and China. From July 2004 through March 2010, Mr. Liu served as a vice president of Citigroup’s Financial Institution Cards business where he had full financial responsibility of a $2 billion business. He has also played critical roles in the development of Citigroup’s franchise development in the US. From 1993 through 2002, Mr. Liu worked for the China’s Ministry of Commerce (MOFCOM), promoting bilateral business and investment between the US and China. Mr. Liu graduated from Shanghai Institute of Foreign Trade with a bachelor’s degree in International Business in 1993 and graduated from the Kellogg School at Northwestern University with a Master of Business Administration in 2004.

BIN ZHAO, General Manager and Director

Mr. Zhao has served as our general manager and one of our directors since December 2009. He was appointed upon the consummation of our reverse acquisition transaction. He has also served as a director and general manager of Wuhan Kingold, our contractually controlled affiliate, since 2008. Mr. Zhao has over 20 years of experience in the jewelry industry and is recognized as highly experienced and knowledgeable in China’s gold jewelry industry. From 1990 to 2005, he served as the deputy general manager at Foshan Arts & Crafts Works Company Limited. From 2005 to 2008, Mr. Zhao was the general manager and a director of Shenzhen Batar Jewelry Company Limited. Mr. Zhao is currently a deputy director of Shenzhen City Committee for Protection of Well-Known Trademarks and the Gold and Silver Jewelry Processing and Manufacturing Commission in Guangdong Province. Mr. Zhao has served as an executive member of the council of directors of the Gems and Jewelry Trade Association of China since November 2000, and a member of the mediation committees of the Shanghai Gold Exchange. As of 2010, Mr. Zhao received an appointment as an adjunct faculty member at China University of Geosciences in Wuhan. Mr. Zhao graduated from Sun Yat-Sen University with a bachelor’s degree in physics in 1988.

HAI XIAO XU, Director

Mr. Xu served as one of our directors since December 2009. He has extensive banking experience and has experience in capital markets within the PRC. Since September 2007, he has served as a Director of Cinda Securities Co., Ltd. in Beijing. From May 2006 through September 2007, he served as Senior Manager of China Cinda Asset Management Corp, in Beijing. From September 2005 through May 2006, he served as General Manager of Pacific Securities Investment Banking in Beijing, PRC. He graduated in 2007 from Zhongnan University of Economics and Law with a master degree in accounting.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

H. David Sherman
Hai Xiao Xu
Bin Nan Zhang

Compensation Discussion and Analysis

Compensation Objectives

We operate in a highly competitive and rapidly changing industry. The key objectives of our executive compensation programs are to:

•	attract, motivate and retain executives who drive our success and industry leadership; and
•	provide each executive, from vice president to chief executive officer, with a base salary on the market value of that role, and the individual’s demonstrated ability to perform that role.

The compensation to executive officers only contained base salary for 2011, 2012 and 2013, subject to the provisions of the employment agreements that we entered into.

Our Compensation Program

Our compensation program is designed to reward each individual named executive officer for his or her contribution to the advancement of our overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

Our Compensation Committee generally reviews and approves the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time allows the Compensation Committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

In general, our compensation program contained only base annual salary for 2011, 2012 and 2013 subject to the provisions of the employment agreements that we entered into.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement. Although we do not engage in benchmarking, the Compensation Committee may also consider compensation levels with comparable positions in the industry to evaluate the total compensation decisions that it makes for our officers.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee determines the compensation for our chief executive officer, which is based on various factors, such as level of responsibility and contributions to our performance. Our chief executive officer recommends the compensation for our executive officers (other than the compensation of the chief executive officer) to the Compensation Committee. The Compensation Committee reviews the recommendations made by the chief executive officer and determines the compensation of the chief executive officer and the other executive officers.

Employment Agreements

We have entered into employment agreements with our senior executive officers, as described below. Copies of these employment agreements are filed with the Securities and Exchange Commission as exhibits to our registration statements, annual reports and other filings under applicable rules. Our Board may adjust base salaries annually to reflect increases in the cost of living, but it has not done so to date. An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of our business expansion. In addition, an executive’s base salary may be correspondingly adjusted if the salaries of all of our other employees are adjusted.

Zhihong Jia.  We have entered into an employment agreement with Zhihong Jia, our chief executive officer for a term of three years. Pursuant to the employment agreement, Mr. Jia will receive annual compensation equal to $175,000. In addition, Mr. Jia’s employment agreement provides for an annual bonus based on the executive’s performance and our financial performance. Annual bonuses will be determined by us in our sole discretion and will be approved by our Compensation Committee.

Mr. Jia’s will also be eligible to participate in the benefits generally made available to our executives in accordance with our benefit plans. In addition, we will pay for life insurance and medical insurance policies for the benefit of Mr. Jia, provided that the annual premium of all such insurance policies in any one year shall not be more than RMB 20,000 in the aggregate.

If Mr. Jia’s employment agreement terminates as a result of death, we will pay Mr. Jia’s beneficiaries or estate, as applicable, an amount equal to twenty-four months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If we terminate Mr. Jia’s employment based on the executive’s disability, we will pay him an amount equal to eighteen months’ base salary plus the full amount of any compensation to which he was entitled as of the date of termination.

We may terminate Mr. Jia’s employment agreement with cause (as defined in his employment agreement) at any time with three months written notice. If we dismiss Mr. Jia without cause (as defined in his employment agreement), or if he terminates his employment for good reason (as defined in his employment agreement), we will pay him the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus twelve. If Mr. Jia terminates his employment other than for good reason, he will be entitled to a contribution bonus in an amount determined by us and approved by our Board. A contribution bonus shall not exceed the product of Mr. Jia’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus ten. If Mr. Jia’s employment agreement expires in accordance with its term without earlier termination or extension, he will be eligible to receive an amount equal to twelve months’ base salary.

Our employment agreement with Mr. Jia provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of twelve months following the termination of his employment. Mr. Jia will continue to receive his monthly base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Bin Liu.  We entered into an employment agreement with Bin Liu, our CFO, effective April 1, 2010, for a term of three (3) years, that was subsequently amended on January 7, 2011. Pursuant to that agreement, Mr. Liu received annual compensation equal to $135,000. In addition, Mr. Liu was entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Under the agreement, as amended, upon the first and second anniversary of his employment, Mr. Liu received an equity grant on each of April 1, 2011 and April, 1, 2012 of an option to purchase 120,000 shares of our common stock. Each annual option grant vests quarterly at a rate of 30,000 options at the end of each three month period of employment. Mr. Liu’s agreement was also amended to provide him with an increased relocation package of up to $150,000 given the additional and significant cost of living and related expenses Mr. Liu was to incur upon his relocation from Illinois to our New York office. In addition, Mr. Liu agreed that, during his employment with us and for a period of one (1) year thereafter, he would not directly or indirectly employ, solicit, or induce for employment or in any other fashion hire any of the senior management of the Company. Mr. Liu also agreed to a non-compete clause whereby he agreed not engage or assist others to engage in the business of designing and manufacturing gold jewelry for a one (1) year period following the end of his employment with us. This employment agreement terminated on April 1, 2013 in accordance with its terms and on April 2, 2013, we entered into a new employment agreement with Mr. Liu on substantially the same terms.

Mr. Liu’s new employment agreement is for a three (3) year term, and is retroactively effective to April 2, 2013 and terminates on April 2, 2016, unless terminated early by either party as provided in the agreement. Pursuant to the agreement, Mr. Liu will receive annual compensation equal to $135,000, and is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. In addition, we granted Mr. Liu 360,000 shares of our common stock pursuant to our 2011 Stock Incentive Plan. Mr. Liu also agreed to both a non-solicit and non-compete clause while employed and for a one (1) year period following the end of his employment.

Bin Zhao.  Our subsidiary, Wuhan Kingold, has entered into an employment agreement with Bin Zhao, our general manager, for a term of three (3) years. Pursuant to the employment agreement, Mr. Zhao will receive annual compensation equal to RMB 1,000,000. In addition, Mr. Zhao’s employment agreement provides for an annual bonus based on the executive’s performance and our financial performance. The employment agreement with Mr. Zhao provides for the protection of confidential information and contains non-competition and non-solicitation provisions. Mr. Zhao’s employment agreement expired on October 28, 2013. Since that date, Mr. Zhao has continued in his role as general manager.

Jun Wang.  Effective as of May 1, 2014, our subsidiary, Wuhan Kingold, has entered into an employment agreement with Jun Wang to serve as general manager for a term of five (5) years, unless terminated early by either party as provided in the agreement. Pursuant to the employment agreement, Mr. Wang will receive monthly compensation equal to RMB 12,000.

Compensation Pursuant to Equity Plans

Our primary stock-based employee compensation plan, the 2011 Stock Incentive Plan, was approved by our Board of Directors on March 24, 2011 and ratified by stockholders on October 31, 2011. This plan serves as the primary vehicle by which we offer long-term incentives and rewards to our executive officers and key employees. We regard the 2011 Stock Incentive Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is a superb method of motivating our executive officers and other key employees to manage our Company in a manner that is consistent with the interests of our Company and our stockholders. The exercise period under an option granted pursuant to our 2011 Stock Incentive Plan is subject to early termination in certain instances upon termination of the employment of a grantee. The exercise price of the options awarded pursuant to the plan is priced at the fair market value of our common stock as of the date of grant. Based on such exercise price and the other conditions of the award agreements to be entered into with qualifying employees under the 2011 Stock Incentive Plan, some options are intended to qualify as incentive stock options (under the United States Internal Revenue Code of 1986, as amended).

We grant option awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of awards to individual executives or employees. Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value. The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO. The Committee’s determination of option grants in fiscal 2011 took into consideration a number of factors. These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data. The Compensation Committee also considers the recommendations of our Chief Executive Officer and the Chief Financial Officer in reviewing and approving the awards to executive officers and employees. Traditionally, our Compensation Committee meets in January or February of each year to determine option awards for our executive officers and key employees.

In fiscal 2012, our Compensation Committee on January 9, 2012 approved the grant of stock options for the purchase, in the aggregate, of 1,300,000 shares of common stock. 25% of the options will become exercisable on the first anniversary of the grant date, and 6.25% of the options will become exercisable on the date three months after the initial vesting date, and on such date every third month thereafter, through the fourth anniversary of the grant date. The options have an exercise price of $1.22 per share (the closing share price on the grant date). With respect to our named executive officers, Zhihong Jia was awarded 300,000 options, Bin Liu was awarded 110,000 options, and Bin Zhao was awarded 110,000 options, respectively. Our non-employee directors also were each granted 15,000 options. Additionally, on April 1, 2012, our Compensation Committee approved the grant of stock options for the purchase of 120,000 shares of common stock to Mr. Bin Liu pursuant to the terms of his employment agreement with the Company. The options vest quarterly at a rate of 30,000 options at the end of each three month period of employment, and have an exercise price of $1.49 per share.

In fiscal 2013, on July 16, 2013, our Compensation Committee approved the grant of stock options for the purchase, in the aggregate, of 90,000 shares of common stock to our non-employee directors (30,000 each). 25% of the options will become exercisable on the first anniversary of the grant date, and 6.25% of the options will become exercisable on the date three months after the initial vesting date, and on such date every third month thereafter, through the fourth anniversary of the grant date. The options have an exercise price of $1.18 per share (the closing share price on the grant date).

Say-on-Pay and Say-on-Frequency

On November 2, 2011, the Company filed a Current Report on Form 8-K to, among other things, report the results of the voting at the 2011 annual shareholders meeting held October 31, 2011 on a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation. The Company’s Board of Directors has since evaluated the results of that non-binding advisory vote and made a determination as to whether the Company will submit future non-binding votes on executive compensation to the shareholders for consideration every one, two, or three years. As reported in the Form 8-K filed on November 2, 2011, a majority of the shares voted at the 2011 annual meeting of shareholders on a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of named executive officers voted for the Company to hold votes every three years. In light of this result and after further discussion by the Board of Directors, the Board of Directors has determined that the Company will hold non-binding advisory votes to approve the compensation of named executive officers every three years until the next required non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation. Accordingly, the Company is submitting such say-on-pay and say-on-frequency proposals to stockholders this year. See Proposal Nos. 3 and 4.

Summary Compensation of Named Executive Officers

Pursuant to the terms of the employment agreements that Messrs. Jia and Liu have with us, both executives are compensated by us for services provided to us and our subsidiaries, including Wuhan Kingold and Vogue Show. Pursuant to the terms of the employment agreement that Mr. Zhao has with Wuhan Kingold, Mr. Zhao is (and then Mr. Wang, effective May 1, 2014, will be) compensated by Wuhan Kingold for services provided to Wuhan Kingold, as well as its affiliates, including us and Vogue Show.

The following table sets forth information concerning cash and non-cash compensation paid to our named executive officers for 2013 and 2012, respectively.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(1)	All other compensation	Total
Zhihong Jia Chief Executive Officer	2013	$175,000	$—	$—	$—	$—	$175,000
	2012	$175,000	$—	$—	$349,947	$—	$524,947
Bin Liu Chief Financial Officer(2)	2013	$135,000	$—	$475,400	$—	$—	$610,400
	2012	$135,000	$—	$—	$299,280	$—	$434,280
Bin Zhao General Manager(3)	2013	$158,438	$—	$—	$—	$—	$158,438
	2012	$158,438	$—	$—	$128,314	$—	$286,752

(1)	The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, see Note 11, “Options” to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2013.
(2)	On April 3, 2013, the Compensation Committee of the Company’s Board of Directors approved a grant to the Company’s Chief Financial Officer (“CFO”) of 360,000 shares of common stock for renewing a three year contract.
(3)	Mr. Wang will replace Mr. Zhao as General Manager effective May 1, 2014.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table includes certain information with respect to all equity awards that remain outstanding as of December 31, 2013 for our named executive officers.

Name	Options Granted Year	Total Number of Securities Underlying Options Granted		Option Exercise Price ($)	Option Start Date	Option Expiration Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Unexercised Options
Zhihong Jia	2011	360,000	(1)(2)	2.59	3/24/2011	3/23/2021	247,500	112,500
	2012	300,000	(6)	1.22	1/9/2012	1/9/2022	131,250	168,750
Bin Liu	2011	30,000	(1)(3)	2.59	3/24/2011	3/23/2021	30,000	—
	2011	90,000	(1)(2)	2.59	3/24/2011	3/23/2021	61,875	28,125
	2011	120,000	(1)(2)	2.27	4/1/2011	4/1/2021	120,000	—
	2012	120,000	(4)(5)	1.49	4/1/2012	4/1/2022	120,000	—
	2012	110,000	(6)	1.22	1/9/2012	1/9/2022	48,125	61,875
Bin Zhao	2011	100,000	(1)(2)	2.59	3/24/2011	3/23/2021	68,750	31,250
	2012	110,000	(5)	1.22	1/9/2012	1/9/2022	48,125	61,875

(1)	Award was granted on March 24, 2011, subject to stockholder approval of the stock option plan under which the option was granted, which was approved by stockholders on October 31, 2011.
(2)	The options under the award vest as follows: 25% of the options will become exercisable on the first anniversary of March 24, 2011 and 6.25% of the options will become exercisable on an ongoing basis in three month increments until the fourth anniversary of March 24, 2011.
(3)	The options vested on the three month anniversary of March 24, 2011.
(4)	Award was granted on April 1, 2011, subject to stockholder approval of the stock option plan under which the option was granted, which was approved by stockholders on October 31, 2011. The options under the award vested or will vest as follows: 30,000 options vest every three months following April 1, 2011 until all options have vested.
(5)	Award was granted on April 1, 2012. The options under the award vested or will vest as follows: 30,000 options vest every 3 months following April 1, 2012 until all options have vested.
(6)	The options under the award vest as follows: 25% of the options will become exercisable on the first anniversary of January 9, 2012 and 6.25% of the options will become exercisable on an ongoing basis in three month increments until the fourth anniversary of January 9, 2012.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Compensation Committee. Although we do not have a formal broad based bonus plan, we may award bonuses on case-by-case basis depending on the terms of specific of employment agreements and other arrangements based on our financial performance as well as the executive’s performance which are determined by the Board in its sole discretion. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Compensation Committee.

As of the date of this Proxy Statement, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control where the value of such compensation exceeds $60,000 per executive officer.

Director Compensation

The following table sets forth a summary of our non-employee directors’ compensation for fiscal year 2013. Mr. Zhihong Jia, our Chairman and Chief Executive Officer, and Mr. Bin Zhao, General Manager, also served on our Board in 2013. However, each person does not receive any compensation for his board service beyond the compensation he receives as an executive officer of the Company.

Director Compensation — Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Hai Xiao Xu	—	30,819	30,819
Bin Nan Zhang	—	30,819	30,819
H. David Sherman	48,000	30,819	78,819

(1)	Represents the amounts of all fees earned or paid in cash for services as a director in 2013. Our director compensation program is described in more detail below.
(2)	The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, see Note 11, “Options” to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2013.

Our non-employee directors held the following outstanding option awards as of December 31, 2013:

Name	Outstanding Option Awards
Hai Xiao Xu	60,000
Bin Nan Zhang	60,000
H. David Sherman	60,000

We do not pay our directors in connection with attending individual Board meetings, but we reimburse our directors for expenses incurred in connection with such meetings. We have agreed to pay H. David Sherman a total of $48,000 per annum for his service on the Board. The Company initially adopted a policy to pay the other non-employee directors RMB 45,000 per annum but such directors waived any such compensation payments in 2013. Given that Mr. Sherman is chair of our audit committee (and audit committee financial expert), the Board determined that such additional compensation for Mr. Sherman was commensurate such additional responsibilities.

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote on the compensation of our named executive officers as disclosed herein. Accordingly, we are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” vote. Please read the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2013 compensation of our named executive officers.

Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests. Stockholders are encouraged to read the Compensation Discussion and Analysis and other compensation related sections of this Proxy Statement.

Our Compensation Committee and our Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management. Rather, this vote relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Kingold Jewelry, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this Proxy Statement.”

As an advisory vote, this proposal is not binding on Kingold, and will not require us to take any action or overrule any decisions we have made. Furthermore, because this advisory vote primarily relates to compensation that has already been paid or contractually committed to our named executive officers, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Vote Required

Approval of this resolution shall be determined by a majority of the votes cast affirmatively or negatively on the matter, assuming a quorum is present.

Recommendation

Our Board unanimously recommends a vote FOR approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program, commonly referred to as a “Say-on-Pay Vote.” This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay Vote in our proxy materials for future annual stockholder meetings. Stockholders may vote to have the Say-on-Pay Vote every year, every two years or every three years.

Accordingly, we are requesting an advisory, non-binding vote on how frequently we should seek an advisory Say-on-Pay vote from our stockholders. This non-binding advisory vote is commonly referred to as a “Say-on-Frequency” vote. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board recommends that our stockholders select a frequency of three years, or a triennial vote. Our Board has determined that an advisory vote on executive compensation every three years is the best approach for us based on a number of considerations, including the following:

•	Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our named executive officers;
•	A three-year vote cycle gives our Board and the Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures;
•	A three-year vote cycle will provide stockholders with a more complete view of the amount and mix of components of the compensation paid to our named executive officers;
•	A three-year period between votes will give stockholders sufficient time to evaluate the effectiveness of our short-term and long-term compensation strategies and the related business outcomes of the company, and whether the components of the compensation paid to our named executive officers have achieved positive results for the company; and
•	Many large shareholders rely on proxy advisory firms for vote recommendations. We believe that a triennial vote on executive compensation, rather than an annual or biennial vote, will help proxy advisory firms provide more detailed and thorough analyses and recommendations. Less frequent Say-on-Pay votes will improve the ability of institutional shareholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of shareholders.

Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur. For example, the rules of the NASDAQ Stock Market require that we seek stockholder approval for new employee equity compensation plans and material revisions thereto. Further, as discussed above under “Communications by Stockholders with Directors”, we provide stockholders with an opportunity to communicate directly with our Board, including on issues of executive compensation.

We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this Proposal No. 4. You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the stockholders of Kingold Jewelry, Inc. (the “Company”) hereby approve, on an advisory basis, that the frequency with which they prefer to have a Say-on-Pay vote is:

•	Every three years;
•	Every two years;
•	Every year; or
•	Abstain from voting.”

You are not voting to approve or disapprove our Board’s recommendation. While this advisory Say-on-Frequency vote is non-binding on us, and we may hold Say-on-Pay vote more or less frequently than the preference receiving the highest number of votes of our stockholders, our Board and Compensation Committee will give careful consideration to the choice that receives the most votes when considering the frequency of future Say-on-Pay Votes.

Vote Required

Generally, approval of any matter presented to stockholders is determined by a majority of the votes cast affirmatively or negatively on the matter, assuming a quorum is present. However, given that this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. In such instance, while none of the three alternatives will have been approved, stockholders will still have the ability to communicate their preference with respect to this vote.

Recommendation

Our Board unanimously recommends that an advisory vote regarding the compensation of our named executive officers be included in the company’s proxy statement for stockholder consideration every three calendar years. Proxies will be so voted unless stockholders specify otherwise in their proxies.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2013. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: H. David Sherman, Hai Xiao Xu and Bin Nan Zhan. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013 with the Company’s management and Friedman LLP, the Company’s independent registered public accounting firm (“Friedman”). The Audit Committee has also discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee also has received and reviewed the written disclosures and the letter from Friedman required by applicable requirements of the PCAOB regarding Friedman’s communications with the Audit Committee concerning independence, and has discussed with Friedman its independence from the Company.

Submitted by the Audit Committee of the Board of Directors

H. David Sherman
Hai Xiao Xu
Bin Nan Zhang

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have established procedures for identifying related parties and related party transactions, and for ensuring that any changes in the status of related parties are brought to the attention of the Board and management in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to our Audit Committee for review. For transactions with related parties outside the ordinary course of business, such as significant capital expenditures, capital raising activities and mergers and acquisitions, the transactions must be approved by our Audit Committee. The following is a summary of the related party transactions in which we are engaged.

On December 23, 2009, Fok Wing Lam Winnie (whose Mandarin name is Huo Yong Lin), the sole shareholder of Famous Grow, entered into a call option agreement, as amended and restated, with Zhihong Jia and Bin Zhao to comply with PRC regulations that restrict PRC residents from owning offshore entities like us in direct exchange for their shares in the PRC operating company and as an inducement to encourage them to provide services to Wuhan Kingold and our company. The call option does not include a vesting schedule and continued employment is not a condition to the call option. Under this call option agreement, as amended and restated, Fok Wing Lam Winnie granted to Zhihong Jia and Bin Zhao certain call options to acquire up to 100% of the shares of Famous Grow at an exercise price of $1.00, which is par value per share, or $0.001 per Famous Grow share, subject to any exercise notice at any time for a period of five years which was determined in an arm’s length negotiation between with the parties.

Vogue-Show initially entered into an Exclusive Management Consulting and Technical Support Agreement, as subsequently amended, with Wuhan Kingold on June 30, 2009, which agreement provides that Vogue-Show will be the exclusive provider of management consulting services to Wuhan Kingold, and obligated Vogue-Show to provide services to fully manage and control all internal operations of Wuhan Kingold, in exchange for receiving 95.83% of Wuhan Kingold’s profits. Following execution of the VIE agreements, as amended, on October 20, 2011, Wuhan Kingold and Vogue-Show amended this agreement and Wuhan Kingold is now obligated to pay 100% of its after-tax profits to Vogue-Show. Payments are made on a monthly basis under this agreement. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 100% of the equity or assets of Wuhan Kingold.

Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On February 1, 2009, Vogue Show entered into a three year lease agreement for the use of 96 square meters of space located within Wuhan Kingold’s building for use as office space. Annual rent under the lease agreement is $1,500 per year. The lease on this office space expires at the end of January, 2022.

Our general manager, Bin Zhao, has been a standing member of the mediation committee of the Shanghai Gold Exchange since 2001. The Shanghai Gold Exchange is the Company’s primary supplier of gold.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of April 23, 2014, by:

•	each shareholder or group of affiliated shareholders, who owns more than 5% of our outstanding capital stock;
•	each of our named executive officers;
•	each of our directors and director nominees; and
•	all of our directors, director nominees and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 65,953,462 shares of our common stock outstanding as of April 23, 2014.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of April 23, 2014 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of April 23, 2014 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o Kingold Jewelry, Inc., 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC 430023.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Directors, Director Nominees and Named Executive Officers:
Zhihong Jia(1)	16,040,194	24.3%
Bin Zhao(2)	705,749	1.1%
H. David Sherman(3)	22,500	*
Bin Nan Zhang(3)	22,500	*
Hai Xiao Xu(3)	22,500	*
Bin Liu(4)	752,500	1.1%
Jun Wang	380,103	*
Guang Chen	—	*
All Officers, Directors and Director Nominees as a Group (total of eight persons)	17,937,609	27.2%
5% Stockholders:
Famous Grow Holdings Limited(5)(6)	15,925,943	24.1%
Ng, Shik Yau(7)(8)	3,800,000	5.8%

*	less than 1%
(1)	Includes (i) 15,350,194 shares of which the beneficial ownership or the right to control can be acquired by Zhihong Jia pursuant to a December 23, 2009 Call Option Agreement in which the shares can be acquired from Famous Grow Holdings Limited, (ii) 270,000 buyback shares, and (iii) options to purchase 270,000 shares at $2.59 per share that vested and became exercisable on March 24, 2012, (iv) options to purchase 150,000 shares at $1.22 per share that vested and became exercisable on January 9, 2014 and April 9, 2014, respectively.

(2)	Includes: (i) 575,749 shares of which the beneficial ownership or the right to control can be acquired by Bin Zhao pursuant to a December 23, 2009 Call Option Agreement in which the shares can be acquired from Famous Grow Holdings Limited, (ii) options to purchase 75,000 shares at $2.59 per share that vested and became exercisable on March 24, 2012, and (iii) options to purchase 55,000 shares at $1.22 per share that vested and became exercisable on January 9, and April 9, 2014, respectively.
(3)	Includes (i) options to purchase 11,250 shares at $2.59 per share that vested and became exercisable on March 24, 2012 and (ii) options to purchase 8,438 shares at $1.22 per share that vested and became exercisable on January 9, and April 9, 2014, respectively.
(4)	Includes (i) options to purchase 30,000 shares at $2.59 per share that vested and became exercisable on June 24, 2011, (ii) options to purchase 67,500 shares at $2.59 per share that vested and became exercisable on March 24, 2012 and March 24, 2013 respectively, (iii) options to purchase 120,000 shares at $2.27 per share that vested and became exercisable on July 1, 2011, October 1, 2011, January 1, 2012, and April 1, 2012, respectively, (iv) options to purchase 120,000 shares at $1.49 per share that vested and became exercisable on July 1, 2012, October 1, 2012, January 1, 2013, and April 1, 2013, respectively, (v) options to purchase 55,000 shares at $1.22 per share that vested and became exercisable on January 9, and April 9, 2014, respectively, and (vi) awarded with 360,000 common shares awarded when renewed a three year employment agreement on April 3, 2013.
(5)	Address: ATC Trustees (BVI) Limited, 2nd Floor, Abbott Building Road Tow, Tortola, British Virgin Islands.
(6)	Based upon Schedule 13D filed by Famous Grow Holdings Limited with the SEC on August 5, 2010. Pursuant to the 13D, Qian Lei may be deemed the beneficial owner of such shares.

(7)	Address: Flat A 9/F, 7 Mount Sterling, Mall Meifoo Sun Chuen, Kowloon, Hong Kong.
(8)	Based upon Schedule 13G filed by Ng, Shik Yau with the SEC on March 18, 2013. And based on the transfer of 1,100,000 warrants from Ng, Shik Yau to Wang, Jianhua on April 15, 2013.
*	Less than one percent (1%).

Change in Control

We are not aware of any arrangements including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the registrant, with the exception of the Call Option Agreement entered into by and among Zhihong Jia, Bin Zhao and Fok Wing Lam Winnie (whose Mandarin name is Huo Yong Lin) on December 21, 2009. Mr. Jia and Mr. Zhao together have the ability to acquire 100% of the shares of Famous Grow Holdings Limited, provided that they exercise their Call Option. Upon the exercise of such Call Option Agreement, if any, Mr. Jia and Mr. Zhao together would have the ability to control 15,925,943 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely as of the date of this report, with the exception of one transaction by Famous Grow Holdings Limited in May 2012 that has not yet been reported.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2015

Stockholder proposals which are intended to be presented by such stockholders at our 2015 annual meeting of stockholders must be received by the our Corporate Secretary at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2015 Annual Meeting of Stockholders must submit such proposals to Kingold by December 31, 2014.

OTHER MATTERS

Our Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries.

This year, a number of brokers, banks and nominees with account holders who are our stockholders may be householding our proxy materials. In such circumstances, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the broker, bank or nominee from one or more of the affected stockholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs. If, at any time, you would like to receive a separate copy of our proxy statement and annual report, we will promptly send you an additional copy upon written or oral request directed to our Secretary. If you are a beneficial owner, you can request additional copies of the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. If your shares are held in “street name,” you can request a change in your householding status by notifying your broker, bank or nominee.

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

The final results of the balloting at the Annual Meeting will appear in our Current Report on Form 8-K within four business days of the annual meeting.